April 16, 2014

Northern Lights Fund Trust

450 Wireless Blvd.

Hauppauge, New York  11788

Re:

Northern Lights Variable Trust, File Nos.  333-131820 and 811-21853

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 105 to the Northern Lights Variable Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 112 under the Securities Act of 1933 (Amendment No. 113 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP